Exhibit 99.1

Verastem Issues Statement Regarding WCLC Presentations

BOSTON, MA — August 26, 2015 — Verastem, Inc. (NASDAQ: VSTM), focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, today issued the following statement in response to inquiries regarding the anticipated oral presentation of VS-6063 (defactinib) data from a Phase 2 study in patients with KRAS mutant non-small cell lung cancer (NSCLC) at the 16th World Conference on Lung Cancer (WCLC):

“While updated results from the Phase 2 study of VS-6063 in KRAS mutant non-small cell lung cancer are under embargo until WCLC, Verastem believes the study has met its goals, with encouraging outcomes that the Company plans to explore in future studies.  The population explored in this study has refractory, advanced lung cancer, with a median of three prior therapies, and as many as eight prior therapies. The advanced stage of disease led, in some cases, to deaths even in the period between screening and prior to first dose of VS-6063.  Two subjects reported as having grade 5 respiratory failure were on multiple concomitant medications and presented with multiple co-morbidities. Both were thoroughly evaluated and reported to the regulatory authorities in 2013 and 2014 when they occurred.

“The totality of safety and efficacy data seen to date with VS-6063 across multiple clinical trials, multiple tumor types and stages of treatment is promising. In addition, in the Company’s registration-directed COMMAND trial in mesothelioma, an independent data safety monitoring board has met and reviewed study data, including adverse events, three times and recommended no changes to study protocol.  There have been over 300 patients treated to date with VS-6063, including patients on drug for more than one year. Verastem remains encouraged by the clinical potential of targeting cancer stem cells through FAK inhibition, and is unwavering in its commitment to delivering novel, safe and effective treatments to patients with unmet medical needs.”

About VS-6063

VS-6063 (defactinib) is an orally available compound designed to target cancer stem cells through the potent inhibition of focal adhesion kinase (FAK). Cancer stem cells are an underlying cause of tumor resistance to chemotherapy, recurrence and ultimate disease progression. Research has demonstrated that FAK activity is critical for the growth and survival of cancer stem cells. VS-6063 is currently being studied in the registration-directed COMMAND trial in mesothelioma (www.COMMANDmeso.com), a “Window of Opportunity” study in patients with mesothelioma prior to surgery, a Phase 1/1b study in combination with paclitaxel in patients with ovarian cancer, a trial in patients with KRAS-mutated non-small cell lung cancer and a trial evaluating the combination of VS-6063 and VS-5584 in patients with relapsed mesothelioma. VS-6063 has been granted orphan drug designation for use in mesothelioma in the U.S. and EU.

About Verastem, Inc.

Verastem, Inc. (NASDAQ:VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK and PI3K/mTOR. For more information, please visit www.verastem.com.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development, activity and clinical potential of the Company’s product candidate, VS-6063, and the Company’s FAK program generally and the structure of our planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s product candidates and preliminary or interim data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that enrollment of clinical trials may take longer than expected, that our product candidates, including VS-6063, will cause unexpected safety events, that the Company will be unable to successfully initiate or complete the clinical development of its product candidates, that the development of the Company’s product candidates will take longer or cost more than planned, and that the Company’s product candidates will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in any subsequent SEC filings. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contact Verastem, Inc.

Brian Sullivan, 781-292-4214

bsullivan@verastem.com